EXHIBIT (a) (1) (v)

OFFER TO PURCHASE FOR CASH

ANY AND ALL ORDINARY SHARES

AND

ANY AND ALL AMERICAN DEPOSITARY SHARES

EVIDENCED BY AMERICAN DEPOSITARY RECEIPTS

OF

INVITEL HOLDINGS A/S

(FORMERLY HUNGARIAN TELEPHONE AND CABLE CORP.)

AT

$4.50 NET PER ORDINARY SHARE

AND $4.50 NET PER AMERICAN DEPOSITARY SHARE

BY

HUNGARIAN TELECOM (NETHERLANDS) COOPERATIEF U.A.

AN INDIRECT WHOLLY OWNED SUBSIDIARY

OF CERTAIN INVESTMENT PARTNERSHIPS DIRECTLY OR INDIRECTLY ADVISED BY

MID EUROPA PARTNERS LLP

DECEMBER 7, 2009

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON JANUARY 7, 2010, UNLESS THE OFFER IS EXTENDED.

December 7, 2009

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated December 7, 2009 (the “Offer to Purchase”), and a related Letter of Transmittal (the “Letter of Transmittal”) in connection with the offer to purchase (the “Offer”) by Hungarian Telecom (Netherlands) Cooperatief U.A., a cooperative association organized under the laws of The Netherlands (the “Offeror”), and indirectly wholly owned by certain investment partnerships, each of which is directly or indirectly advised by Mid Europa Partners LLP (the “Sponsor”), (i) any and all of the outstanding ordinary shares, par value €0.01 per share (the “Invitel Shares”), and (ii) any and all of the American Depositary Shares, each of which represents one Invitel Share (the “Invitel ADSs”), and is evidenced by an American Depositary Receipt, of Invitel Holdings A/S, a public limited company organized under the laws of Denmark (“Invitel”), that are not already owned by the Offeror, at a purchase price of $4.50 per Invitel Share or Invitel ADS, net to the seller in cash, without interest thereon and less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

We or our nominees are the holder of record of Invitel ADSs for your account. A tender of such Invitel ADSs can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Invitel ADSs held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Invitel ADSs held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

1. The offer price is $4.50 per Invitel ADS, net to you in cash, without interest and less any applicable withholding of taxes.

2. The Offer is being made for any and all Invitel ADSs that are not already owned by the Offeror.

3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on January 7, 2010 (the “Expiration Date”), unless and until the Offeror shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

4. Any transfer taxes applicable to the sale of Invitel ADSs to the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Please carefully read the Offer to Purchase and the Letter of Transmittal in their entirety before completing the enclosed instructions.

The Offer is subject to certain conditions set forth in the Offer to Purchase. See “The Offer—Section 13. Conditions to the Offer” of the Offer to Purchase.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Invitel ADSs, other than the Offeror. The Offeror is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Invitel ADSs pursuant thereto, the Offeror shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Offeror cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Invitel ADSs in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Offeror.

If you wish to have us tender any or all of your Invitel ADSs, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Invitel ADSs, all such Invitel ADSs will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the Expiration Date.

The Offer is being made to all holders of Invitel ADSs, other than the Offeror. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Invitel ADSs residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

ANY AND ALL AMERICAN DEPOSITARY SHARES

EVIDENCED BY AMERICAN DEPOSITARY RECEIPTS

OF

INVITEL HOLDINGS A/S

(FORMERLY HUNGARIAN TELEPHONE AND CABLE CORP.)

AT

$4.50 NET PER AMERICAN DEPOSITARY SHARE

BY

HUNGARIAN TELECOM (NETHERLANDS) COOPERATIEF U.A.

AN INDIRECT WHOLLY OWNED SUBSIDIARY

OF CERTAIN INVESTMENT PARTNERSHIPS DIRECTLY OR INDIRECTLY ADVISED BY

MID EUROPA PARTNERS LLP

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 7, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”) in connection with the offer by Hungarian Telecom (Netherlands) Cooperatief U.A., a cooperative association organized under the laws of the Netherlands, (the “Offeror”), and indirectly wholly owned by certain investment partnerships, each of which is directly or indirectly advised by Mid Europa Partners LLP, to purchase (i) any and all of the outstanding ordinary shares, par value €0.01 per share (the “Invitel Shares”), and (ii) any and all of the American Depositary Shares, each of which represents one Invitel Share (the “Invitel ADSs”), and is evidenced by an American Depositary Receipt, of Invitel Holdings A/S, a public limited company organized under the laws of Denmark, (“Invitel”), that are not already owned by the Offeror, at a purchase price of $4.50 per Invitel Share or Invitel ADS, net to the seller in cash, without interest thereon and less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

This will instruct you to tender to the Offeror the number of Invitel ADSs indicated below (or, if no number is indicated below, all Invitel ADSs) that are held by you or your nominee for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

SIGN HERE

Number of Invitel ADSs to Be Tendered:*

Account No.:

Dated: , 20
Signature(s)

Print Name(s) and Address(es)

Area Code and Telephone Number(s)

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all Invitel ADSs held by us for your account are to be tendered.

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